SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)


                           Latin American Export Bank
--------------------------------------------------------------------------------
                                (Name of Issuer)


                              Class E Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    P16994132
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. P16994132
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     A. Alex Porter**

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,315,650

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,315,650

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,315,650

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.83%

12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. P16994132
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Paul Orlin**

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,315,650

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,315,650

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,315,650

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.83%

12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. P16994132
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Geoffrey Hulme**

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,315,650

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,315,650

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,315,650

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.83%

12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. P16994132
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan W. Friedland**

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,315,650

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,315,650

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,315,650

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.83%

12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. P16994132
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CF Advisors, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,315,650

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,315,650

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,315,650

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.83%

12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________

CUSIP No. P16994132
            ---------------------

Item 1(a).  Name of Issuer:


            Latin American Export Bank
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            Calle 50 y Aquilino de la Guardia
            P.O. Box 0819-08730
            El Dorado, Panama City
            Republic of Panama

            ____________________________________________________________________


Item 2(a).  Name of Person Filing:


            A. Alex Porter
            Paul Orlin
            Geoffrey Hulme
            Jonathan W. Friedland
            CF Advisors, LLC
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


     A. Alex Porter:         c/o CF Advisors, LLC, 666 5th Avenue, 34th Floor,
                             New York, New York 10103
     Paul Orlin:             c/o CF Advisors, LLC, 666 5th Avenue, 34th Floor,
                             New York, New York 10103
     Geoffrey Hulme:         c/o CF Advisors, LLC, 666 5th Avenue, 34th Floor,
                             New York, New York 10103
     Jonathan W. Friedland:  c/o CF Advisors, LLC, 666 5th Avenue, 34th Floor,
                             New York, New York 10103
     CF Advisors, LLC:       666 5th Avenue, 34th Floor, New York, New York
                             10103
     ___________________________________________________________________________

Item 2(c).  Citizenship or Place of Organization:

            A. Alex Porter: United States of America
            Paul Orlin: United States of America
            Geoffrey Hulme: United States of America
            Jonathan W. Friedland: United States of America
            CF Advisors, LLC: Delaware
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Class E Common Stock
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            P16994132
            ____________________________________________________________________


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          A. Alex Porter: 1,315,650 shares
          Paul Orlin: 1,315,650 shares
          Geoffrey Hulme: 1,315,650 shares
          Jonathan W. Friedland: 1,315,650 shares
          CF Advisors, LLC: 1,315,650 shares
          ______________________________________________________________________

     (b)  Percent of class:

          A. Alex Porter: 4.83%
          Paul Orlin: 4.83%
          Geoffrey Hulme: 4.83%
          Jonathan W. Friedland: 4.83%
          CF Advisors, LLC: 4.83%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                                               A. Alex Porter: 0
                                               Paul Orlin: 0
                                               Geoffrey Hulme: 0
                                               Jonathan W. Friedland: 0
                                               CF Advisors, LLC: 0
                                               _____________________________,


          (ii)  Shared power to vote or to direct the vote
                                               Alex Porter: 1,315,650
                                               Paul Orlin: 1,315,650
                                               Geoffrey Hulme: 1,315,650
                                               Jonathan W. Friedland: 1,315,650
                                               CF Advisors, LLC: 1,315,650
                                               ______________________________,


          (iii) Sole power to dispose or to direct the disposition of
                                               A. Alex Porter: 0
                                               Paul Orlin: 0
                                               Geoffrey Hulme: 0
                                               Jonathan W. Friedland: 0
                                               CF Advisors, LLC: 0
                                               ______________________________,


          (iv)  Shared power to dispose or to direct the
                disposition of
                                               A. Alex Porter: 1,315,650
                                               Paul Orlin: 1,315,650
                                               Geoffrey Hulme: 1,315,650
                                               Jonathan W. Friedland: 1,315,650
                                               CF Advisors, LLC: 1,315,650
                                               _______________________________.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].


         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


         N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A___________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.


         N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


          N/A
          ______________________________________________________________________

Item 10.  Certifications.



     By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 14, 2008
                                        ----------------------------------------
                                                        (Date)


                                               /s/ A. Alex Porter**
                                        ----------------------------------------
                                                      (Signature)


                                               A. Alex Porter
                                        ----------------------------------------


                                               /s/ Paul Orlin**
                                        ----------------------------------------
                                                      (Signature)


                                               Paul Orlin
                                        ----------------------------------------


                                               /s/ Geoffrey Hulme**
                                        ----------------------------------------
                                                      (Signature)


                                               Geoffrey Hulme
                                        ----------------------------------------


                                               /s/ Jonathan W. Friedland**
                                        ----------------------------------------
                                                      (Signature)


                                               Jonathan W. Friedland
                                        ----------------------------------------

                                               CF Advisors, LLC

                                               By: /s/ A. Alex Porter
                                        ----------------------------------------
                                                       (Signature)


                                               A. Alex Porter, Principal
                                        ----------------------------------------
                                                       (Name/Title)



** The reporting persons hereby disclaim beneficial ownership over the shares reported herein except to the extent of their pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit 1
                             Joint Filing Statement

                     Statement Pursuant to Rule 13d-1(k)(1)


     The undersigned hereby consent and agree to file a joint statement on
Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of Latin American Export Bank beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.


Dated:  February 14, 2008                       /s/ A. Alex Porter
                                               ---------------------------------
                                               A. Alex Porter


Dated:  February 14, 2008                       /s/ Paul Orlin
                                               ---------------------------------
                                               Paul Orlin


Dated:  February 14, 2008                       /s/ Geoffrey Hulme
                                               ---------------------------------
                                               Geoffrey Hulme


Dated:  February 14, 2008                      /s/ Jonathan W. Friedland
                                               ---------------------------------
                                               Jonathan W. Friedland


Dated:  February 14, 2008                      CF Advisors, LLC

                                               By: /s/ A. Alex Porter
                                               ---------------------------------
                                               Name: A. Alex Porter
                                               Title: Principal


SK 02903 0001 854615